COMPANY CONTACT: Jeff Magids Director of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2021 Results
Increasing full year 2021 production and free cash flow guidance
Lowering full year 2021 per unit expense guidance
Continuing to de-lever balance sheet
Acquiring non-operated working interest and high rate of return acreage at La Mesa
Houston, TX - August 4, 2021 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter of 2021. Highlights include:
•Net production of 213 million cubic feet of natural gas equivalent per day (“MMcfe/d”), at high end of guidance
•Full year 2021 production guidance range increased to 200-210 MMcfe/d, an 8% increase at the midpoint
•Full year 2021 free cash flow ("FCF") guidance range increased to $45-$55 million1, a 25% increase at the midpoint
•Full year 2021 capital guidance range revised to $115-$130 million; selective allocation of FCF towards high-return inventory provides for a re-investment rate of approximately 70%2
•Lease operating expenses ("LOE") of $0.29 per million cubic feet of natural gas equivalent ("Mcfe"), transportation and processing expenses ("T&P") of $0.32 per Mcfe, net general and administrative ("net G&A") expenses of $4.8 million and cash general and administrative ("cash G&A") (a non-GAAP measure) expenses of $3.6 million. LOE, T&P and cash G&A expenses were all below the low end of guidance for the second quarter of 2021
•Reduced full year 2021 LOE and T&P per unit guidance on anticipated cost savings and efficiencies
•Reported a net loss of $20 million, Adjusted EBITDA of $43 million and FCF of $7 million. Adjusted EBITDA and FCF are non-GAAP measures defined and reconciled in the tables below
•Reduced total debt by $2 million quarter-over-quarter and by $72 million year-over-year; leverage ratio of 1.93x3 and liquidity of $104 million at quarter-end. Anticipate year-end 2021 leverage ratio below 1.75x3
•Acquired non-operated working interest in SilverBow operated La Mesa property; adds 10 million cubic feet of natural gas per day ("MMcf/d") of net production, 850 net acres, and 20 gross (17 net) drilling locations in the prolific Eagle Ford and Austin Chalk trends for a total consideration of $24 million

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, "During the second quarter we generated $7 million of free cash flow while further reducing our total debt and leverage ratio. At quarter-end, our leverage ratio was 1.9x compared to 2.5x at year-end 2020. This is a result of increasing operational efficiencies, lowering costs and realizing favorable prices across all products. The SilverBow team continued to streamline our cost structure, with total cash operating expenses below $1.00 per Mcfe this quarter, at the same time as achieving another quarter of zero recordable incidents. Our first Austin Chalk well in Webb County continues to exceed expectations and we are now drilling additional wells across the Company's acreage to further define our potential drilling inventory in this emerging play. Furthermore, we continue to add to our portfolio through accretive acquisitions, with our announced La Mesa transaction bolstering our Eagle Ford and Austin Chalk opportunity set."
Mr. Woolverton commented further, "We are capitalizing on the strength in commodity prices to increase free cash flow, further reduce debt, accelerate the de-levering of the Company and expand our high-return inventory over the next 18 months. Inclusive of our revised capital program, we are increasing our 2021 free cash flow guide by 25% to a range of $45-$55 million. Additionally, our preliminary 2022 outlook shows the potential to deliver free cash flow above 2021 levels. We believe that reducing leverage, increasing liquidity and generating free cash flow best positions SilverBow to be active in strategic opportunities and to drive greater shareholder returns."
OPERATIONS HIGHLIGHTS
During the second quarter of 2021, SilverBow drilled 10 wells, completed one well and brought one well online. Drilling and completion (“D&C”) spending during the quarter was primarily related to drilling activity in the liquids-rich La Salle Condensate area. As previously planned, the Company accelerated activity of its mid-year oil development program. Due to further reduced drilling cycle times and efficiencies, SilverBow was able to drill three additional wells in the second quarter. Notably, the Company drilled a four well pad in approximately 25 days, or six days per well on average. First production from the nine La Salle Condensate wells is expected in the third quarter of 2021. SilverBow is reviewing early data and appraising its Austin Chalk acreage through the one well completed in the second quarter.
SilverBow continues to further its capital and operational efficiencies across its operating areas. Year-to-date, the Company drilled 20% more lateral feet per day and reduced drilling costs by 9% compared to 2020. On the completion side, SilverBow completed 17% more stages per day, pumped 8% more proppant per day and reduced completion costs by 2%. Taken altogether, D&C costs per lateral foot are 5% lower in 2021 as compared to 2020.

Production management remains a key focus area for the Company, and the maintenance and optimization projects executed during the first quarter of 2021 continue to support strong performance from the developed production base. In the second quarter of 2021, further base production optimizations were realized through expanded compression and artificial lift installations. This focus on base production management is driving production uplifts with shallower declines. The continued outperformance of SilverBow's initial Austin Chalk well, which came online in February 2021, further supported its production base during the second quarter. As of the date of this news release, the well is still producing above 10 MMcf/d and has produced a cumulative 1.9 billion cubic feet ("Bcf") over the first five months.
For the third quarter of 2021, SilverBow plans to drill six net wells across the McMullen Oil and Webb County Gas areas, and complete and bring online 11 net wells across the La Salle Condensate, McMullen Oil and Webb County Gas areas. The development program reflects the acceleration of liquids-rich wells planned earlier this year, as well as a balancing of high-rate gas wells to capture favorable prices heading into year-end. Not included in the well counts are three gross (one net) non-operated wells in the Webb Count Gas area, which the Company has elected to participate in during the third quarter of 2021, and which adds approximately $5 million to the full year capital budget. By early fourth quarter 2021, SilverBow expects substantially all its D&C activity for the year to be incurred.
Through the first half of 2021, the Company maintained zero recordable incidents. Safety is core to SilverBow’s operations and the Company has demonstrated a commitment to delivering high-returns through its industry-leading safety environment.
PRODUCTION VOLUMES, OPERATING COSTS AND REALIZED PRICES
SilverBow's total net production for the second quarter averaged approximately 213 MMcfe/d. Production mix for the second quarter consisted of approximately 82% natural gas, 8% oil and 10% natural gas liquids ("NGLs"). Natural gas comprised 67% of total oil and gas sales for the second quarter, compared to 73% in the second quarter of 2020.
LOE was $0.29 per Mcfe for the second quarter, a $0.10 per Mcfe reduction compared to the previous quarter and year ago comparable periods. T&P was $0.32 per Mcfe and production and ad valorem taxes were 5.1% of oil and gas sales for the second quarter. Total production expenses, which include LOE, T&P and production taxes, were $0.79 per Mcfe for the second quarter. Net G&A expenses for the second quarter were $4.8 million, or $0.25 per Mcfe. After deducting $1.2 million of non-cash compensation expense, cash G&A (a non-GAAP measure) expenses were $3.6 million for the second quarter, with a per unit cash cost of $0.19 per Mcfe. The Company's total cash operating costs (a non-GAAP measure) for the second quarter, which includes total production expenses and cash G&A expenses, were $0.98 per Mcfe. SilverBow anticipates total cash operating costs to trend flat to slightly higher through the remainder of the year as oil production increases, which typically carries higher per unit costs.
The Company continues to benefit from strong basis pricing in the Eagle Ford. Crude oil and natural gas realizations in the second quarter were 96% of West Texas Intermediate ("WTI") and 104% of Henry Hub, respectively, excluding hedging. The Company's average realized natural gas price for the second quarter, excluding hedging, was $2.95 per thousand cubic feet of natural gas ("Mcf") compared to $1.70 per Mcf in the second quarter of 2020. The average realized crude oil selling price in the second quarter, excluding hedging, was $63.62 per barrel compared to $23.82 per barrel in the second quarter of 2020. The average realized NGL selling price in the second quarter, excluding hedging, was $21.65 per barrel (33% of WTI benchmark) compared to $9.49 per barrel (34% of WTI benchmark) in the second quarter of 2020.
FINANCIAL RESULTS
For the second quarter, SilverBow reported total oil and gas sales of $69.9 million and a net loss of $20.0 million, which includes a net unrealized loss on the value of the Company's derivative contracts of $35.6 million.
For the second quarter, SilverBow generated Adjusted EBITDA (a non-GAAP measure) of $42.8 million and FCF (a non-GAAP measure) of $7.4 million. The Company's Adjusted EBITDA for Leverage Ratio (a non-GAAP measure) was $46.7 million for the second quarter, which, in accordance with the Leverage Ratio calculation in its Credit Facility, includes gains for the period related to previously unwound derivative contracts totaling $3.9 million.
Capital expenditures incurred during the second quarter of 2021 totaled $26.2 million on an accrual basis.
2021 CAPITAL PROGRAM & GUIDANCE
For the third quarter of 2021, SilverBow is guiding to estimated production of 200-215 MMcfe/d, with natural gas volumes expected to comprise 156-168 MMcf/d or 78% of total production at the midpoint. For the full year 2021, the Company is guiding to a production range of 200-210 MMcfe/d, an 8% increase at the midpoint compared to prior guidance. Production guidance is inclusive of the incremental working interest acquired at La Mesa subsequent to quarter-end.
For the full year 2021, SilverBow anticipates FCF to be $45-$55 million1, a 25% increase at the midpoint compared to prior guidance. The Company revised its full year capital budget to $115-$130 million, which reflects accelerated mid-year oil development and opportunistic gas drilling. The changes to the program provide for inventory expansion, further delineation and participation in high-return wells while continuing to maintain a re-investment rate of approximately 70%2.

From a timing perspective, substantially all of the remaining 2021 D&C spending should be incurred by early fourth quarter. Thus, SilverBow expects to outspend in the third quarter of 2021 and generate the balance of its full year 2021 FCF during the fourth quarter 2021.
The Company's preliminary 2022 outlook assumes development remains at approximately a 3/4 rig pace. 2022 production is anticipated to grow greater than 10% year-over-year given the additional La Mesa working interest and high-return inventory additions. Free cash flow is forecasted above 2021 levels with an implied re-investment rate lower than 2021.
Additional detail concerning the Company's third quarter and full year 2021 guidance can be found in the table included with today’s news release and the Corporate Presentation in the Investor Relations section of SilverBow’s website.
HEDGING UPDATE
Hedging continues to be an important element of SilverBow's strategy to protect cash flow. The Company's active hedging program provides greater predictability of cash flows and preserves exposure to higher commodity prices. In conjunction with unwinding oil derivative contracts related to production periods in 2020 and 2021, SilverBow is amortizing the $38 million of cash inflow it received in discrete amounts each month over the same time period that the derivative contracts would have settled. The amortized hedge gains will factor into the Company's calculation of Adjusted EBITDA for covenant compliance purposes through the end of 2021.
As of July 30, 2021, SilverBow had 66% of total estimated production volumes hedged for the remainder of 2021. For the remainder of 2021, the Company has 107 MMcf/d (66% of guidance) of natural gas production hedged, 3,509 Bbls/d (79% of guidance) of oil hedged and 2,090 Bbls/d (48% of guidance) of NGLs hedged. For 2022, SilverBow has 97 MMcf/d of natural gas production hedged, 2,593 Bbls/d of oil hedged and 623 Bbls/d of NGLs hedged. The hedged amounts are inclusive of both swaps and collars, and the percent hedged amounts are based on the midpoint of production guidance.
Please see SilverBow's Corporate Presentation and Form 10-Q filing for the second quarter of 2021, which the Company expects to file on Thursday, August 5, 2021, for a detailed summary of its derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
As of June 30, 2021, SilverBow's liquidity position was $104.1 million, consisting of $2.1 million of cash and $102.0 million of availability under the senior secured revolving credit facility ("Credit Facility"). The Company's net debt as of June 30, 2021 was $395.9 million, calculated as total long-term debt of $398.0 million less $2.1 million of cash, a $31.9 million, or 7%, decrease from December 31, 2020.
As of July 30, 2021, SilverBow had 12.2 million total common shares outstanding.
CONFERENCE CALL AND UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Thursday, August 5, 2021, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Investors and participants can listen to the call by dialing 1-833-772-0370 (U.S.) or 1-236-738-2241 (International) and requesting SilverBow's Second Quarter 2021 Earnings Conference Call or by visiting the Company's website. A simultaneous webcast of the call may be accessed over the internet by visiting https://event.on24.com/wcc/r/3190240/00074C22DCE952CEA17B5778192DA169, or by visiting SilverBow's website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2021 Earnings Conference Call” link. The webcast will be archived for replay on the Company's website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of SilverBow's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested. For more information, please visit www.sbow.com. Information on our website is not part of this release.
FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management's expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, future operations, 2021 guidance and 2022 preliminary outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, estimated oil and natural gas reserves or the present value thereof, reserve increases, future free cash flow and expected leverage ratio, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” "guidance," “expect,” “may,” “continue,” “predict,” “potential,” "plan," “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions, including disruptions in the oil and gas industry; actions by the members of the Organization of the Petroleum Exporting Countries ("OPEC") and Russia (together with OPEC and other allied producing countries) with respect to oil production levels and announcements of potential changes in such levels; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; shut-in and curtailment of production due to decreases in available storage capacity or other factors; volatility in natural gas, oil and NGL prices; future cash flows and their adequacy to maintain our ongoing operations; liquidity, including our ability to satisfy our short- or long-term liquidity needs; our borrowing capacity and future covenant compliance; operating results; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic conditions; opportunities to monetize assets; our ability to execute on strategic initiatives; effectiveness of our risk management activities, including hedging strategy; environmental liabilities; counterparty credit risk; governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K for the year ended December 31, 2020. The Company's capital program, budget and development plans are subject to change at any time.
All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company's SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.
(Footnotes)
1 A forward-looking estimate of net income (loss) is not provided with the forward-looking estimate of FCF (a non-GAAP measure) because the items necessary to estimate net income (loss) are not accessible or estimable at this time without unreasonable efforts. Such items could have a significant impact on the Company's net income (loss).
2 Re-investment rate is defined is calculated as capital expenditures divided by the sum of capital expenditures and free cash flow (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the calendar year.
3 Leverage ratio is defined as total long-term debt, before unamortized discounts, divided by Adjusted EBITDA for Leverage Ratio (a non-GAAP measure defined and reconciled in the tables included with today's news release) for the trailing twelve-month period.
(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$2,063	$2,118
Accounts receivable, net	25,957	25,850
Fair value of commodity derivatives	736	4,821
Other current assets	3,055	2,184
Total Current Assets	31,811	34,973
Property and Equipment:
Property and equipment, full cost method, including $24,312 and $28,090, respectively, of unproved property costs not being amortized at the end of each period	1,402,202	1,343,373
Less – Accumulated depreciation, depletion, amortization & impairment	(830,749)	(801,279)
Property and Equipment, Net	571,453	542,094
Right of Use Assets	16,609	4,366
Fair Value of Long-Term Commodity Derivatives	1	281
Other Long-Term Assets	3,069	1,421
Total Assets	$622,943	$583,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$23,887	$26,991
Fair value of commodity derivatives	45,369	8,171
Accrued capital costs	12,114	7,324
Accrued interest	955	983
Current lease liability	6,029	3,473
Undistributed oil and gas revenues	13,570	11,098
Total Current Liabilities	101,924	58,040
Long-Term Debt, Net	393,446	424,905
Non-Current Lease Liability	10,670	951
Deferred Tax Liabilities	303	303
Asset Retirement Obligations	4,586	4,533
Fair Value of Long-Term Commodity Derivatives	10,286	2,946
Other Long-Term Liabilities	490	424
Commitments and Contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 12,388,208 and 12,053,763 shares issued, respectively, and 12,196,978 and 11,936,679 shares outstanding, respectively	124	121
Additional paid-in capital	300,088	297,712
Treasury stock, held at cost, 191,230 and 117,084 shares, respectively	(2,975)	(2,372)
(Accumulated deficit) Retained earnings	(195,999)	(204,428)
Total Stockholders’ Equity	101,238	91,033
Total Liabilities and Stockholders’ Equity	$622,943	$583,135

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Revenues:
Oil and gas sales	$69,861	$24,846

Operating Expenses:
General and administrative, net	4,834	6,180
Depreciation, depletion, and amortization	16,039	13,716
Accretion of asset retirement obligations	74	88
Lease operating expenses	5,515	5,000
Workovers	76	—
Transportation and gas processing	6,206	4,554
Severance and other taxes	3,577	2,037
Write-down of oil and gas properties	—	260,342
Total Operating Expenses	36,321	291,917

Operating Income (Loss)	33,540	(267,071)

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(46,067)	(8,458)
Interest expense, net	(7,436)	(8,026)
Other income (expense), net	12	(1)

Income (Loss) Before Income Taxes	(19,951)	(283,556)

Provision (Benefit) for Income Taxes	—	22,420

Net Income (Loss)	$(19,951)	$(305,976)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$(1.64)	$(25.69)

Diluted Earnings (Loss) Per Share	$(1.64)	$(25.69)

Weighted-Average Shares Outstanding - Basic	12,190	11,910

Weighted-Average Shares Outstanding - Diluted	12,190	11,910

Condensed Consolidated Statements of Operations (Unaudited)

SilverBow Resources, Inc. and Subsidiary (in thousands, except per-share amounts)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Revenues:
Oil and gas sales	$156,602	$78,222

Operating Expenses:
General and administrative, net	9,616	12,093
Depreciation, depletion, and amortization	29,431	37,156
Accretion of asset retirement obligations	148	173
Lease operating expenses	11,789	10,812
Workovers	90	—
Transportation and gas processing	11,262	11,197
Severance and other taxes	7,066	5,001
Write-down of oil and gas properties	—	355,948
Total Operating Expenses	69,402	432,380

Operating Income (Loss)	87,200	(354,158)

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(64,326)	79,829
Interest expense, net	(14,454)	(16,433)
Other income (expense), net	9	107

Income (Loss) Before Income Taxes	8,429	(290,655)

Provision (Benefit) for Income Taxes	—	21,179

Net Income (Loss)	$8,429	$(311,834)

Per Share Amounts:

Basic Earnings (Loss) Per Share	$0.70	$(26.28)

Diluted Earnings (Loss) Per Share	$0.68	$(26.28)

Weighted-Average Shares Outstanding - Basic	12,110	11,868

Weighted-Average Shares Outstanding - Diluted	12,379	11,868

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands)

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$8,429	$(311,834)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	29,431	37,156
Write-down of oil and gas properties	—	355,948
Accretion of asset retirement obligations	148	173
Deferred income taxes	—	21,087
Share-based compensation	2,260	2,437
(Gain) Loss on derivatives, net	64,326	(79,829)
Cash settlement (paid) received on derivatives	(10,708)	67,496
Settlements of asset retirement obligations	(166)	(15)
Write down of debt issuance cost	229	459
Other	1,202	1,814
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable and other current assets	(1,387)	14,293
Increase (decrease) in accounts payable and accrued liabilities	(502)	(10,137)
Increase (decrease) in income taxes payable	—	92
Increase (decrease) in accrued interest	(28)	(140)
Net Cash Provided by (Used in) Operating Activities	93,234	99,000
Cash Flows from Investing Activities:
Additions to property and equipment	(56,995)	(85,594)
Acquisition of oil and gas properties	(207)	(3,394)
Proceeds from the sale of property and equipment	—	4,752
Payments on property sale obligations	(1,084)	(426)
Net Cash Provided by (Used in) Investing Activities	(58,286)	(84,662)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	123,000	50,000
Payments of bank borrowings	(155,000)	(59,000)
Purchase of treasury shares	(603)	(86)
Payments of debt issuance costs	(2,400)	—
Net Cash Provided by (Used in) Financing Activities	(35,003)	(9,086)

Net Increase (Decrease) in Cash and Cash Equivalents	(55)	5,252
Cash and Cash Equivalents at Beginning of Period	2,118	1,358
Cash and Cash Equivalents at End of Period	$2,063	$6,610
Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$13,282	$15,006
Non-cash Investing and Financing Activities:
Changes in capital accounts payable and capital accruals	$1,307	$(28,618)

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)

The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing investments among upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2020 Form 10-K and second quarter 2021 Form 10-Q for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA (defined above) plus amortization of derivative contracts, in accordance with the covenant compliance calculations under SilverBow's Credit Agreement. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company reports cash G&A expenses because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. The Company uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Net Debt: Net debt is calculated as the total principal amount of second lien notes plus borrowings on the SilverBow's Credit Facility less cash and cash equivalents.

Re-Investment Rate: Re-investment rate is calculated as capital expenditures divided by the sum of capital expenditures and FCF (defined above) for a given time period. The Company believes that re-investment rate is useful to investors because it reflects the magnitude of capital needed to be invested back into SilverBow's operations, relative to the total potential cash flows to which stakeholders could have received. Within the oil and gas industry, shale development typically requires substantial, ongoing capital investments to sustain production due to the nature of high-decline rates in shale wells. The Company uses re-investment rate to supplement its analysis of future capital investments to the business against returns for stakeholders. Re-investment rate could vary in definition from company to company, and a higher or lower measure does not necessarily indicate better or worse; therefore re-investment rate should not be considered an alternative to operating income (loss), cash flows provided by (used in) operating activities, cash flows provided by (used in) investing activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Total Cash Operating Costs: Total Cash Operating Costs are calculated as lease operating expenses plus transportation and processing expenses plus production taxes plus cash G&A expenses (non-GAAP). SilverBow believes that Total Cash Operating Costs are useful to investors because it reflects both the production expenses and overhead costs incurred from period to period. The Company believes Total Cash Operating Costs to be a true representation of its cost structure.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary (in thousands, except share amounts)

The below tables provide the calculation of Adjusted EBITDA and Free Cash Flow for the following periods (in thousands).

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Net Income (Loss)	$(19,951)	$(305,976)
Plus:
Depreciation, depletion and amortization	16,039	13,716
Accretion of asset retirement obligations	74	88
Interest expense	7,436	8,026
Impairment of oil and gas properties	—	260,342
Loss (gain) on commodity derivatives, net	46,067	8,458
Derivative cash settlements collected/(paid) (1)	(8,060)	17,731
Income tax expense/(benefit)	—	22,420
Share-based compensation expense	1,189	1,176
Adjusted EBITDA	$42,794	$25,981
Plus:
Cash interest expense and bank fees, net	(9,259)	(6,959)
Capital expenditures(2)	(26,157)	(4,804)
Current income tax (expense)/benefit	—	(268)
Free Cash Flow	$7,378	$13,950

Adjusted EBITDA	$42,794	$25,981
Amortization of derivative contracts	3,928	6,737
Adjusted EBITDA for Leverage Ratio (3)	$46,722	$32,718
(1) Includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA includes $3.9 million of proceeds from the amortization of previously unwound derivative contracts for the second quarter of 2021. Adjusted EBITDA for Leverage Ratio for the twelve months ending June 30, 2021 is $206.3 million, which includes $25.8 million of proceeds from the amortization of previously unwound derivative contracts

Production Volumes & Pricing (Unaudited)
SilverBow Resources, Inc. and Subsidiary

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020
Production volumes:
Oil (MBbl) (1)	250	221
Natural gas (MMcf)	15,879	10,624
Natural gas liquids (MBbl) (1)	332	156
Total (MMcfe)	19,367	12,884

Oil, natural gas and natural gas liquids sales (in thousands):
Oil	$15,890	$5,265
Natural gas	46,791	18,103
Natural gas liquids	7,180	1,478
Total	$69,861	$24,846

Average realized price:
Oil (per Bbl)	$63.62	$23.82
Natural gas (per Mcf)	2.95	1.70
Natural gas liquids (per Bbl)	21.65	9.49
Average per Mcfe	$3.61	$1.93

Price impact of cash-settled derivatives:
Oil (per Bbl)	$(20.49)	$49.52
Natural gas (per Mcf)	(0.13)	0.64
Natural gas liquids (per Bbl)	(2.79)	—
Average per Mcfe	$(0.42)	$1.38

Average realized price including impact of cash-settled derivatives:
Oil (per Bbl)	$43.13	$73.34
Natural gas (per Mcf)	2.82	2.34
Natural gas liquids (per Bbl)	18.86	9.49
Average per Mcfe	$3.19	$3.31

(1) Oil and NGLs are converted at the rate of one barrel to six Mcfe. Bbl refers to barrels, and MBbl refers to one thousand barrels. MMcf refers to one million cubic feet.

Third Quarter & Full Year 2021 Guidance

Guidance
	3Q 2021	FY 2021
Production Volumes:
Oil (Bbls/d)	3,600 - 3,850	3,650 - 3,900
Natural Gas (MMcf/d)	156 - 168	155 - 163
NGLs (Bbls/d)	3,800 - 4,000	3,800 - 4,000
Total Reported Production (MMcfe/d)	200 - 215	200 - 210
% Gas	78%	78%

Product Pricing:
Crude Oil NYMEX Differential ($/Bbl)	($4.00) - ($1.00)	N/A
Natural Gas NYMEX Differential ($/Mcf)	($0.05) - ($0.01)	N/A
Natural Gas Liquids (% of WTI)	37% - 41%	N/A

Operating Costs & Expenses:
Lease Operating Expenses ($/Mcfe)	$0.30 - $0.34	$0.31 - $0.35
Transportation & Processing ($/Mcfe)	$0.30 - $0.34	$0.29 - $0.33
Production Taxes (% of Revenue)	4.5% - 5.1%	4.4% - 4.9%
Cash G&A, net ($MM)	$4.0 - $4.5	$16.0 - $17.0